Exhibit 99.2

HealthSouth’s Wholly Owned

Long-Term Acute Care Hospitals

Combined Financial Statements

Three and Six Months Ended June 30, 2011 and 2010

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Index to Condensed Combined Financial Statements

(Unaudited)

Condensed combined financial statements (unaudited):
Condensed combined statements of operations for each of the three- and six-month periods ended June 30, 2011 and 2010	2
Condensed combined balance sheets as of June 30, 2011 and December 31, 2010	3
Condensed combined statements of changes in invested equity for each of the six-month periods ended June 30, 2011 and 2010	4
Condensed combined statements of cash flows for each of the six-month periods ended June 30, 2011 and 2010	5
Notes to condensed combined financial statements	6

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Condensed Combined Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In Thousands)
Net operating revenues	$26,294	$25,603	$54,423	$52,526

Operating expenses:
Salaries and benefits	13,033	13,188	26,063	26,326
Supplies	3,549	3,341	7,050	6,898
Other operating expenses	2,329	2,604	4,782	5,028
Contract services	1,964	1,976	3,820	3,487
General and administrative expenses	1,507	1,542	3,120	3,174
Depreciation	639	641	1,278	1,285
Occupancy costs	1,130	1,078	2,319	2,265
Provision for doubtful accounts	589	686	1,132	1,578
Loss on disposal of assets	2	18	15	31

Total operating expenses	24,742	25,074	49,579	50,072
Interest expense	31	—	61	—
Interest income	(6)	(4)	(16)	(13)

Income before income tax expense (benefit)	1,527	533	4,799	2,467
Provision for income tax expense (benefit)	600	(713)	1,812	46

Net income	$927	$1,246	$2,987	$2,421

The accompanying notes to condensed combined financial statements are an integral part of these statements.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Condensed Combined Balance Sheets

(Unaudited)

	June 30, 2011	December 31, 2010
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$7	$74
Accounts receivable, net of allowance for doubtful accounts of $3,321 in 2011; $2,947 in 2010	17,241	17,276
Prepaid expenses and other current assets	1,084	1,192
Deferred income tax assets	2,063	2,063

Total current assets	20,395	20,605
Property and equipment, net	31,334	32,278
Goodwill	11,016	11,016
Deferred income tax assets	1,784	1,784

Total assets	$64,529	$65,683

Liabilities and Invested Equity
Current liabilities:
Accounts payable	$3,107	$3,691
Accrued payroll	3,786	2,833
Refunds due patients and other third-party payors	1,647	1,629
Other accrued expenses	577	614

Total current liabilities	9,117	8,767
Deferred rent	260	396

	9,377	9,163

Commitments and contingencies
Invested equity:
HealthSouth’s net investment	55,152	56,520

Total liabilities and invested equity	$64,529	$65,683

The accompanying notes to condensed combined financial statements are an integral part of these balance sheets.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Condensed Combined Statements of Changes in Invested Equity

(Unaudited)

Total Invested Equity

Balance as of December 31, 2010	$56,520
Net income	2,987
Net advances to HealthSouth	(4,355)

Balance as of June 30, 2011	$55,152

Total Invested Equity

Balance as of December 31, 2009	$57,350
Net income	2,421
Net advances to HealthSouth	(4,918)

Balance as of June 30, 2010	$54,853

The accompanying notes to condensed combined financial statements are an integral part of these statements.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Condensed Combined Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2011	2010
	(In Thousands)
Cash flows from operating activities:
Net income	$2,987	$2,421

Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	1,132	1,578
Depreciation	1,278	1,285
Loss on disposal of assets	15	31
(Increase) decrease in assets
Accounts receivable	(1,097)	(1,086)
Prepaid expenses and other current assets	108	37
(Decrease) increase in liabilities—
Accounts payable	(574)	(583)
Accrued payroll	953	935
Refunds due patients and other third-party payors	18	534
Other accrued expenses	(37)	156
Deferred rent	(136)	(115)

Total adjustments	1,660	2,772

Net cash provided by operating activities	4,647	5,193

Cash flows from investing activities:
Capital expenditures	(341)	(454)

Net cash used in investing activities	(341)	(454)

Cash flows from financing activities:
Net cash advances to HealthSouth	(4,373)	(4,918)

Net cash used in financing activities	(4,373)	(4,918)

Decrease in cash and cash equivalents	(67)	(179)
Cash and cash equivalents at beginning of year	74	182

Cash and cash equivalents at end of year	$7	$3

The accompanying notes to condensed combined financial statements are an integral part of these statements.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Condensed Combined Financial Statements

1.	Basis of Presentation

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals (the “LTCHs,” “we,” “us,” or “our”) provide medical treatment to patients with chronic diseases and/or complex medical conditions. As of June 30, 2011, we operated five freestanding long-term acute care hospitals that are wholly owned by HealthSouth Corporation (“HealthSouth”) or one of its subsidiaries. We also operated two remote locations from one of our hospitals. The LTCHs are organized as corporations or limited liability companies and are located in Florida, Louisiana, Nevada, and Pennsylvania.

The accompanying unaudited condensed combined financial statements of the LTCHs should be read in conjunction with the audited combined financial statements and accompanying notes as of and for each of the years in the three-year period ended December 31, 2010. The unaudited condensed combined financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission applicable to interim financial information. Certain information and note disclosures included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been omitted in these interim statements, as allowed by such SEC rules and regulations. The condensed combined balance sheet as of December 31, 2010 has been derived from audited financial statements, but it does not include all disclosures required by GAAP. However, we believe the disclosures are adequate to make the information presented not misleading.

The unaudited results of operations for the interim periods shown in these financial statements are not necessarily indicative of operating results for the entire year. In our opinion, the accompanying condensed combined financial statements recognize all adjustments of a normal recurring nature considered necessary to fairly state the financial position, results of operations, and cash flows for each interim period presented.

The condensed combined financial statements have been derived from the financial statements and accounting records of the LTCHs using the historical results of operations and historical basis of assets and liabilities of the LTCHs’ operations. Management believes the allocations underlying the condensed combined financial statements are reasonable. However, the condensed combined financial statements included herein may not necessarily represent the LTCHs’ financial position, results of operations, and cash flows in the future or what its financial position, results of operations, and cash flows would have been had the LTCHs operated as a stand-alone entity during the periods presented.

The condensed combined financial statements include allocations of certain HealthSouth corporate expenses. The LTCHs’ allocated expenses primarily include administrative expenses such as information technology services, accounting, human resources, legal, and a pro rata share of the occupancy costs of the corporate office facilities. Allocations were made primarily based on a percentage of revenues or full-time equivalent employees, which management believes represents a reasonable allocation methodology. The allocated expenses amounted to $1.5 million in the three months ended June 30, 2011 and 2010. The allocated expenses amounted to $3.1 million and $3.2 million in the six months ended June 30, 2011 and 2010, respectively. The allocated expenses are included in General and administrative expenses in the accompanying condensed combined statements of operations. Management of the LTCHs believes the allocated amount of these services is a reasonable representation of the services performed or benefited by the LTCHs as hospitals of HealthSouth. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the LTCHs had been operated as a stand-alone entity.

HealthSouth uses a centralized approach to cash management and the finance of its operations. Cash deposits from the LTCHs’ facility-level bank accounts are transferred to HealthSouth on a regular basis and are netted against HealthSouth’s net investment. As a result, none of HealthSouth’s cash, cash equivalents, or debt (or related interest expense or HealthSouth’s loss on early extinguishment of debt) at the corporate level has been allocated to the LTCHs in the combined financial statements. Cash in the combined financial statements represents amounts held locally by the LTCHs’ operations.

On August 1, 2011, HealthSouth completed a transaction with LifeCare Holdings, Inc. (“LifeCare”) to sell substantially all of the assets of the LTCHs to LifeCare for total consideration of $117.5 million, consisting of cash and retained working capital.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Condensed Combined Financial Statements

The financial statements of the LTCHs have been derived from the financial statements of HealthSouth, which issued its unaudited interim financial statements for the same periods presented herein on August 4, 2011. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the unaudited interim financial statements through August 4, 2011. Additionally, management has evaluated transactions that occurred as of the issuance date of these financial statements, or August 19, 2011, for purposes of disclosure of unrecognized subsequent events.

Guarantees—

HealthSouth’s obligations under certain of its debt agreements are jointly and severally guaranteed by all of the LTCHs.

Recent Accounting Pronouncements—

Other than as disclosed in the audited combined financial statements of the LTCHs as of and for each of the years in the three-year period ended December 31, 2010, we do not believe any recently issued, but not yet effective, accounting standards will have a material effect on our combined financial position, results of operations, or cash flows.

2.	Income Taxes

Our Provision for income tax expense for the three months ended June 30, 2011 is comprised of estimated income tax expense based on the application of our estimated effective blended federal and state income tax rate of approximately 39% to our pre-tax income. Our Provision for income tax expense for the six months ended June 30, 2011 is comprised of (1) estimated income tax expense based on the application of our estimated effective blended federal and state income tax rate of approximately 39% to our pre-tax income offset by (2) the receipt of $0.1 million of interest associated with state income tax refunds.

Our Provision for income tax (benefit) expense for the three and six months ended June 30, 2010 is comprised of (1) estimated income tax expense based on the application of our estimated effective blended federal and state income tax rate of approximately 39% to our pre-tax income offset by (2) approximately $0.9 million of income tax benefits associated with the filing of amended state income tax returns and a reduction in unrecognized tax benefits due to the lapse of the applicable statute of limitations for certain state claims.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. No material amounts related to interest and/or penalties were recorded during the three or six months ended June 30, 2011 or 2010, nor were there any amounts recorded for accrued interest as of June 30, 2011 or December 31, 2010.

HealthSouth’s and the LTCHs’ federal and state income tax returns are periodically examined by various regulatory taxing authorities. In connection with such examinations, HealthSouth has settled federal income tax examinations with the Internal Revenue Service for all tax years through 2008. At this time, HealthSouth has no ongoing income tax audits by regulatory taxing authorities.

As of June 30, 2011, we have no material unrecognized tax benefits that need to be considered by management in its estimate of our potential net recovery of prior years’ income taxes.

3.	Contingencies

HealthSouth operates in a highly regulated and litigious industry. As a result, various lawsuits, claims, and legal and regulatory proceedings, some of which directly impact the LTCHs, have been and can be expected to be instituted or asserted against HealthSouth. The resolution of any such lawsuits, claims, or legal and regulatory proceedings could materially and adversely affect our financial position, results of operations, and cash flows in a given period. The matters that directly relate to the LTCHs are discussed below.

The False Claims Act, 18 U.S.C. § 287, allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These qui tam cases are generally sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Condensed Combined Financial Statements

government, and the presiding court. It is possible that qui tam lawsuits have been filed against us and that we are unaware of such filings or have been ordered by the presiding court not to discuss or disclose the filing of such lawsuits. We may be subject to liability under one or more undisclosed qui tam cases brought pursuant to the False Claims Act.

It is our obligation as a participant in Medicare and other federal healthcare programs to routinely conduct audits and reviews of the accuracy of our billing systems and other regulatory compliance matters. As a result of these reviews, HealthSouth has made, and will continue to make, disclosures to the Office of Inspector General of the United States Department of Health and Human Services relating to amounts it suspects represent over-payments from these programs, whether due to inaccurate billing or otherwise. Some of these disclosures have resulted in, or may result in, HealthSouth refunding amounts to Medicare or other federal healthcare programs.